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                 February 19, 2021

       Satya Nadella
       Chief Executive Officer
       Microsoft Corporation
       One Microsoft Way
       Redmond, Washington 98052-6399

                                                        Re: Microsoft
Corporation
                                                            Registration
Statement on Form S-4
                                                            Filed February 16,
2021
                                                            File No. 333-253138

       Dear Mr. Nadella:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence,
       Larry Spirgel, Office Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology